Exhibit 99.1

GLOBAL EAGLE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

LOS ANGELES, CA, October 18, 2017—Global Eagle Entertainment Inc. (NASDAQ: ENT) (“Global Eagle” or the “Company”), a leading provider of media, content and connectivity to markets across air, sea and land, today announced unaudited financial results for the fourth quarter and full year ended December 31, 2016. For the fourth quarter of 2016, Global Eagle posted revenue of $165 million, up 45.5% compared to the prior-year period; incurred net loss of $91.7 million; and generated Adjusted EBITDA* of $19.4 million, up 24.9% compared to the prior-year period. For the full year 2016, Global Eagle posted revenue of $538 million, up 26.2% compared to the prior year; incurred net loss of $112.9 million; and generated Adjusted EBITDA of $57.5 million, up 15.0% compared to the prior year.

“2017 has been a year of transition for Global Eagle, and we are building a solid foundation to position our company for future growth,” reiterated Jeff Leddy, CEO of Global Eagle. “Importantly, we have strengthened key areas in our finance and other shared service functions and continue to integrate past acquisitions across our business lines.”

Under its new leadership, Global Eagle is further strengthening its talent. This includes many new hires as well as adding new leadership positions within our finance, Media & Content and Connectivity teams. The Company is also implementing new software tools designed to enhance operations, improve the timeliness of our financial reporting and reduce future extraordinary expenses, such as audit, professional services and legal fees.

“Our Media & Content and Connectivity teams are winning new business and major renewals, with both businesses benefiting from strong secular growth within their industries,” continued Mr. Leddy. “We have a number of opportunities in front of us and are poised to execute on them in the coming months. As we near the completion of the 2016 audit, we are focused on driving growth in 2018.”

“We have made significant enhancements to our finance department in the last six months as we improve both our processes and controls,” reiterated Paul Rainey, CFO of Global Eagle. “We are already seeing these benefits as we near the close of our audit process. In addition, we are taking tremendous steps forward across our businesses to improve customer relations and make better informed decisions to enhance performance.”

Fourth Quarter 2016 Results Summary

•

Total revenue increased to $165 million in the fourth quarter of 2016, which was a 45.5% increase versus the prior year period, driven largely by the acquisition of Emerging Market Communications (“EMC”) in July 2016 and continued growth in our Aviation Connectivity business. Our fourth quarter 2016 results include a full quarter of operating results for EMC.

•

Net loss was $91.7 million in the fourth quarter of 2016. During the quarter, the Company recorded a non-cash goodwill impairment charge of $64.0 million related to our Maritime & Land Connectivity business acquired with EMC. In addition, during the first quarter 2017, due to a significant decline in our stock price and changes in our management during the that quarter, we again tested our goodwill for impairment. As such, we preliminarily estimate having to record an additional non-cash charge ranging from $75 million to $80 million for that quarter related to the impairment of goodwill associated with the Maritime & Land Connectivity business in that quarter. We do not anticipate further impairments in goodwill for this business in the second or third quarters of 2017.

•

Adjusted EBITDA was $19.4 million in the fourth quarter of 2016, which was a 24.9% increase versus the prior year period. The increase was driven by contributions from the EMC acquisition and growth in our Aviation Connectivity business. This was partially offset by a decline in the Media & Content segment due to our previously disclosed loss of our content services business with American Airlines and harmonization of our accounting policies. This loss was related to our litigation with American Airlines that we have since resolved.

Connectivity Segment Results

•

Connectivity revenue increased to $88.4 million in the fourth quarter of 2016, which was an increase of 175% versus the prior year period. This increase was primarily driven by the EMC acquisition and growth in our Aviation Connectivity business.

Media & Content Segment Results

•

Media and Content revenue was $76.4 million in the fourth quarter of 2016, which was a 5.8% decline versus the prior year period. This decline was primarily due to the loss of our content services business with American Airlines, as described above.

Our fourth quarter 2016 and full year 2016 financial statements are unaudited. Our unaudited financial information should not be viewed as a substitute for audited financial statements prepared in accordance with accounting principles generally accepted in the United States.

Note that our revenue and Adjusted EBITDA results have changed relative to the estimates provided in the Business Update press release issued on September 14, 2017. Revenue increased by $7.8 million and Adjusted EBITDA increased by $0.7 million for the fourth quarter and the full year ended December 31, 2016. The changes were primarily due to the harmonization of accounting policies for bundled hardware, service and content contracts. This harmonization required the release of historical contract balances from our consolidated balance sheet.

About Global Eagle

Global Eagle is a leading provider of media, content and connectivity to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,500 employees and 50 offices on six continents, the Company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com

* About Non-GAAP Financial Measure

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of GAAP to Non-GAAP Measure” at the end of this release.

Adjusted EBITDA is one of the primary measures used by our management and Board of Directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the Compensation Committee of our Board of Directors to establish the funding targets for (and subsequent funding of) our Annual Incentive Plan bonuses for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and because our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before (a) income tax expense (benefit), (b) interest income (expense), (c) change in fair value of financial instruments, (d) other (income) expense, net, including primarily, when applicable, (gains) losses from investments, and foreign-currency transactions (gains) losses, (e) goodwill impairment expense, (f) depreciation and amortization (including relating to equity-method investments) and loss on disposal and impairment of fixed assets, (g) stock-based compensation, (h) acquisition, integration and realignment expenses, including acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (i) extraordinary professional accounting fees relating to our 2016 audit, (j) operation realignment set-up fees, (k) employee severance and termination benefits as well as employee retention and relocation costs, (l) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities, (m) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs and (n) restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these items to be indicative of our core operating results.

Cautionary Note Concerning Forward-Looking Statements

We make “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to our expected goodwill impairment in the first quarter 2017 and the absence of potential goodwill impairments in our second and third quarter of 2017. These forward-looking statements are based on information available to us as of the date hereof and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. The financial performance information included in this release for the fourth quarter and full year ended December 31, 2016 is unaudited. In addition, actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of other factors, including: our ability to remediate material weaknesses in our internal control over financial reporting and to complete such remediation in a timely manner, and the effect of those weaknesses on our ability to forecast our operations and financial performance; our ability to maintain effective internal control over financial reporting; our ability to maintain sufficient cash flow and liquidity to operate our business; our ability to integrate businesses or technologies we acquire; our dependence on the travel industry; future acts or threats of terrorism; our ability to renew agreements with existing customers; our ability to recruit, train and retain highly skilled technical employees, including finance and accounting professionals; our ability to retain and effectively integrate and train key members of senior management, including our finance and accounting professionals; our dependence on our existing relationship and agreement with Southwest Airlines; our dependence on our investment in and development of new broadband technologies and advanced communications and secure networking systems, products and services, as well as their market acceptance; increased demand by customers for greater bandwidth, speed and performance and increased competition from new technologies and market entrants; customer attrition due to direct arrangements between satellite providers and customers; our reliance on sole service providers and other third parties for key components and services that are integral to our product and service offerings; the potential need to materially increase our investments in product development and equipment; limitations on our ability to grow our operations or maintain or grow our revenue; our ability to expand our international operations and the risks inherent in our international operations; our ability to develop and deploy new global antenna technologies; service interruptions or delays, technology failures, damage to equipment or software defects or errors and the resulting impact on our reputation and ability to attract, retain and serve our customers; equipment failures or software defects or errors which damage our reputation or result in claims in excess of our insurance coverage; satellite failures or degradations in satellite performance; our use of fixed-price contracts for satellite bandwidth and potential contract cost differentials as and if the market price for that service declines relative to our committed cost; our ability to receive the anticipated cash distributions or other benefits from our investment in the Wireless Maritime Services joint venture; pricing pressure from suppliers and customers in our Media & Content segment and a reduction in the industry’s use of intermediary content service providers (such as us); a reduction or elimination of the time between our receipt of content and it being made available to the rental or home viewing market (i.e., the “early release window”); a reduction in the volume or quality of content produced by studios, distributors or other content providers; increased on-board use of personal electronic devices and content accessed and downloaded prior to travel; our ability to compete as a content provider against “over the top” download services and other companies that offer in-flight entertainment systems; our ability to plan expenses and forecast revenue due to the long sales cycle of many of our Media & Content segment’s products; our ability to develop new products or enhance those we currently provide in our Media & Content segment; a reduction or elimination of the use of our Media & Content segment’s services by competitors who consume our content services but may elect to discontinue that use given that we sometimes compete with some of their own content businesses; the result of ongoing tax audits that could result in additional tax payments or a reduction in tax loss carryforwards; our ability to continue to be able to make claims for investment tax credits in Canada; our exposure to foreign currency risks and a lack of a formalized hedging strategy; our ability to mitigate the business and reputational harm of any data or privacy breaches, data or privacy theft, unauthorized access to our internal systems of Connectivity or Media & Content systems or hacking; the costs to defend and/or settle current and potential future civil intellectual property lawsuits (including relating to music and other content infringement) and related claims for indemnification; costs associated with shareholder litigation and our indemnification obligations with respect to current and former executive officers and directors; changes in regulations and our ability to obtain regulatory approvals to provide our services or to operate our business in particular countries or territorial waters; compliance with U.S. and foreign regulatory agencies, including the Federal Aviation Administration (“FAA”) and Federal Communications Commission (“FCC”) and their foreign equivalents in the jurisdictions in which we and our customers operate; changes in government regulation of the Internet, including e-commerce or online video distribution; our ability to comply with trade, export, anti-money laundering and foreign corrupt practices and anti-bribery laws, especially where many of our airline customers may be considered foreign officials under the Foreign Corrupt Practices Act; limitations on our cash flow available to make investments due to our substantial indebtedness and our ability to generate sufficient cash flow to make payments thereon; our ability to timely file our periodic reports required by the SEC; our ability to maintain our relationships with our credit-agreement lenders and other sources of capital; our ability to remain in compliance with the reporting and financial covenants in our credit agreement; our ability to repay the principal amount of our bank debt and/or convertible notes at maturity, raise the funds necessary to settle conversions of our convertible notes or repurchase our convertible notes upon a fundamental change or on specified repurchase dates or due to future indebtedness; the conditional conversion of our convertible notes; the effect on our reported financial results of the accounting method for our convertible notes; the impact of the fundamental change repurchase feature of the indenture governing our convertible notes on our price or potential as a takeover target; the dilution or price depression of our common stock that may occur as a result of the conversion of our convertible notes, the exercise of outstanding warrants or the issuance of additional equity or debt securities; conflicts between our interests and the interests of our largest stockholders; our ability to meet the continued listing requirements of NASDAQ, in particular given our recent history of delinquent SEC filings; the dilution of our common stock that may occur as a result of the exercise of outstanding warrants; our ability to use common stock as consideration for future acquisitions; anti-takeover provisions contained in our charter and bylaws; our ability to continue to successfully transition the chief executive officer and chief financial officer roles; and other risks and uncertainties set forth herein and in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

The forward-looking statements herein speak only as of the date the statements are made (which is the date of this press release). You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Financial Information

The table below presents financial results for the three months and years ended December 31, 2016 and 2015.

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$164,791	$113,235	$537,782	$426,030
Operating expenses:
Cost of sales	118,295	72,191	373,497	279,156
Sales and marketing	11,392	4,647	30,945	17,705
Product development	12,644	7,163	37,722	28,610
General and administrative	32,451	23,418	114,846	77,715
Provision for legal settlements	2,099	—	43,787	4,250
Amortization of intangible assets	11,593	7,720	35,648	26,994
Goodwill impairment	64,000	—	64,000	—
Restructuring charges	—	43	—	411

Total operating expenses	252,474	115,182	700,445	434,841

Loss from operations	(87,683)	(1,947)	(162,663)	(8,811)
Other income (expense), net:
Interest expense, net	(10,369)	(861)	(18,198)	(2,492)
Income from equity method investments	1,764	—	3,829	—
Change in fair value of derivatives	7,533	(1,928)	25,515	11,938
Other (expense) income, net	(1,703)	675	(6,326)	(1,140)

Loss before income taxes	(90,458)	(4,061)	(157,843)	(505)
Income tax expense (benefit)	1,256	749	(44,911)	1,621

Net loss	$(91,714)	$(4,810)	$(112,932)	$(2,126)

Net loss per share
Basic	$(1.07)	$(0.06)	$(1.39)	$(0.03)

Diluted	$(1.07)	$(0.06)	$(1.39)	$(0.18)

Weighted average shares outstanding:
Basic	85,369	78,476	81,269	77,558

Diluted	85,369	78,476	81,269	78,394

Global Eagle Entertainment Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$50,686	$223,552
Accounts receivable, net	120,492	93,449
Inventories	25,986	14,998
Prepaid expenses and other current assets	56,436	27,209
Property, plant and equipment, net	166,049	39,066
Goodwill	327,836	93,796
Intangible assets, net	166,720	117,684
Equity method investments	156,527	—
Other non-current assets	28,703	28,107

Total Assets	$1,099,435	$637,861

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$240,344	$118,224
Deferred revenue	8,506	16,794
Warrant liabilities	433	24,076
Notes payable	470,300	71,154
Deferred tax liabilities	33,205	22,324
Other liabilities	47,650	31,528

Total Liabilities	800,438	284,100

Stockholders’ Equity:
Common stock, treasury stock and additional paid-in capital	716,355	658,045
Subscriptions receivable	(553)	(528)
Accumulated deficit	(416,389)	(303,457)
Accumulated other comprehensive loss	(416)	(299)

Total Stockholders’ Equity	298,997	353,761

Total Liabilities and Stockholders’ Equity	$1,099,435	$637,861

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(112,932)	$(2,126)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	57,158	36,592
Non-cash interest expense, net	1,916	903
Stock-based compensation	10,747	8,235
Issuance of common stock for legal settlements	13,705	—
Impairment of goodwill	64,000	—
Impairment of internally developed software	4,069	—
Impairment of related party loan	4,353	—
Income from equity method investments	(3,829)	—
Change in fair value of derivatives	(25,515)	(11,938)
Provision for bad debt	2,624	797
Deferred income taxes	(60,369)	(6,452)
Changes in operating assets and liabilities	8,961	(4,252)
Other	(1,488)	96

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(36,600)	21,855

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired	(92,246)	(60,242)
Purchases of property and equipment	(54,173)	(20,653)
Issuance of loan to related party	(4,400)	—

NET CASH USED IN INVESTING ACTIVITIES	(150,819)	(80,895)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	27,500	81,250
Repayment of notes payable	(3,806)	(1,126)
Repurchase of common stock warrants	(5,219)	—
Proceeds from exercise of common stock options and warrants	(450)	5,604
Convertible senior note issuance fees	—	(831)
Other financing activities, net	(4,127)	(339)

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,898	84,558

Effects of exchange rate changes on cash and cash equivalents	655	386
Net (decrease) increase in cash and cash equivalents	(172,866)	25,904
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	223,552	197,648

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$50,686	$223,552

Reconciliation of GAAP to Non-GAAP Measure

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss	$(91,714)	$(4,810)	$(112,932)	$(2,126)
Adjustments to reconcile net loss to Adjusted EBITDA:
Income tax expense (benefit)	1,256	749	(44,911)	1,621
Interest expense	10,369	861	18,198	2,492
Change in fair value of derivatives	(7,533)	1,928	(25,515)	(11,938)
Other (income) expense, net (1)	1,708	(675)	5,406	1,140
Depreciation and amortization (including depreciation and amortization relating to equity method investments) and loss on disposal and impairment of fixed assets	26,119	10,734	65,215	36,592
Impairment of goodwill	64,000	—	64,000	—
Stock-based compensation	2,686	1,987	10,747	8,235
Acquisition, integration and realignment expenses (2)	12,466	4,680	77,335	13,598
Restructuring charges (3)	—	43	—	411

Adjusted EBITDA	$19,357	$15,497	$57,543	$50,025

(1)

Other (income) expense, net, includes primarily, when applicable, (gains) losses from investments and foreign-currency transactions (gains) losses. Management does not consider these costs to be indicative of our core operating results.

(2)

Acquisition, integration and realignment expenses include (a) acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (b) extraordinary professional accounting fees relating to our 2016 audit, (c) operation realignment set-up fees, (d) employee severance and termination benefits as well as employee retention and relocation costs, (e) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities and (f) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs. Management does not consider these costs to be indicative of our core operating results.

(3)

Restructuring charges include restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.